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David K. Waldman/Klea Theoharis
Crescendo Communications, LLC
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For Immediate Release

Paradigm Holdings Provides Business Update
and Reports Financial Results for the Second Quarter 2008

Rockville, Maryland - August 13, 2008 - Paradigm Holdings, Inc. (OTCBB: PDHO) (“Paradigm”), a provider of comprehensive information technology and business solutions for federal government enterprises, today provided a business update for the second quarter ended June 30, 2008.

Second Quarter 2008 Highlights:

▪	Revenues of $10.6 million for the quarter ended June 30, 2008
▪	Net loss of $0.01 per share
▪	Gross profit increased by 34.1% to $2.1 million
▪	Gross margin increased 498 basis points to 19.3%
▪	Completed migration to 100% Federal government business

Peter B. LaMontagne, President and CEO, stated, “We are pleased to report that we have completed the transition of Paradigm to a pure-play federal government IT services provider with minimal exposure to Small Business set-aside programs which originally comprised nearly all of our revenue base. It has taken over 18 months to complete this task, but through acquisitions and new business initiatives, we are now well positioned to focus on our next set of strategic objectives, which will focus on organic growth and strengthening the balance sheet. We plan to bid more aggressively on new prime and subcontracts and expand our existing client relationships in the national security community and in key civilian agencies. Although revenue was relatively flat, as we exited lower-margin, non-core, small business set-aside work, our gross margins increased substantially and our gross profit increased over 34 percent, reflecting the success of our acquisition strategy and our emphasis on higher margin national security services.”

Mr. LaMontagne continued, “The acquisitions of Trinity IMS in early 2007 and Caldwell Technology Solutions in mid-2007 provide us with a solid base of national security business. The two acquisitions also bring new technical capabilities, most notably, Trinity’s cyber forensics expertise. The completion of these two deals provides Paradigm with new qualifications to bid on new programs as well as establishing the company as a national security platform from which to pursue similarly accretive and complementary acquisitions.”

Richard Sawchak, Chief Financial Officer, stated “Revenue for the second quarter was $10.6 million compared to $10.7 million in the prior year, while our gross margin increased over 498 basis points, reflecting our focus on higher margin, recurring contracts. We are also now positioned to compete more effectively in the marketplace as a result of our broader capabilities, the expansion of our business development team, and the additional relationships brought on by our acquired companies. At the same time, we have maintained our financial discipline, which we believe positions us for profitability as we achieve organic revenue growth and are able to leverage fixed costs going forward.”

The Company’s EBITDA was $0.4 million during the quarter ended June 30, 2008, as compared to approximately $0.2 million for the same period of 2007. The Company defines EBITDA as earnings before interest, taxes, depreciation and amortization, stock compensation and restructuring expense. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), and should not be considered in isolation of, or as a substitute for, earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. The Company believes the presentation of EBITDA is relevant and useful by enhancing the readers’ ability to understand the Company’s operating performance. The Company’s management utilizes EBITDA as a means to measure performance. The Company’s measurements of EBITDA may not be comparable to similar titled measures reported by other companies. The table below reconciles EBITDA, a non-GAAP measure, to net income for the three and six months ended June 30, 2008 and 2007.

	Quarter Ended June 30		Six Months Ended June 30
	2008	2007	2008	2007
Net Loss	$(165,677)	$(321,160)	$(403,166)	$(532,250)

Adjustments:
Interest Expense, net	238,298	357,882	503,283	562,380
Income Tax Benefit	(68,796)	(196,192)	(150,242)	(254,889)
Depreciation & Amortization	147,544	130,802	325,980	215,138
Stock Compensation	140,032	105,817	280,063	175,430
Restructuring Expense	114,588	145,000	364,588	253,588

EBITDA	$405,989	$222,149	$920,506	$419,397

Revenue for the second quarter of 2008 was $10.6 million, compared to $10.7 million for the second quarter of 2007. The decline in revenue for the three months occurred within the repair and maintenance area of the business and resulted from the company’s transition from the prime contractor role to the subcontractor role on one of its projects in the fourth quarter of 2007 which was partially off-set by an increase of $1.1 million in the service business. Net loss for the second quarter of 2008 was $165,677 or $0.01 per share versus a net loss of $321,160 or $0.02 per share in the second quarter of 2007.

The Company had approximately $7.0 million outstanding on its line of credit with Silicon Valley Bank as of June 30, 2008. The Company had an accumulated deficit of approximately $1.9 million and working capital deficit of $4.3 million as of June 30, 2008.

For additional details, please refer to the Company’s quarterly report on Form 10-Q as filed with the SEC.

About Paradigm Holdings, Inc.

Paradigm Holdings, Inc., (www.paradigmsolutions.com) is a comprehensive information technology and business solutions provider for government enterprises. Paradigm specializes in Enterprise Risk Management, Systems Engineering, Infrastructure Support, and Information Assurance and Cyber Forensics solutions for government customers. Paradigm also provides intelligence analyst and linguistic support for National Security programs. Headquartered in Rockville, Maryland, the Company currently employs approximately 200 people across 12 states.

Safe Harbor Statement

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. Paradigm Holdings, Inc. assumes no obligation to update the information contained in this press release. Future results for Paradigm Holdings, Inc. may be affected by its ability to continue to implement its government technology solutions, its dependence on the federal government and state and local governments and other federal government contractors as its major customers, timely passage of components of the federal budget, timely obligations of funding by the federal and state governments, its dependence on procuring, pricing and performing short-term government contracts, its dependence on hiring and retaining qualified professionals, potential fluctuations in its quarterly operating results, including seasonal impacts, its dependence on certain key employees and its ability to timely and effectively integrate the businesses it may acquire. For further information about forward-looking statements and other Paradigm Holdings, Inc. specific risks and uncertainties please refer to recent SEC filings for Paradigm Holdings, Inc., which are available from the Edgar Web site at www.edgar.org.

(tables follow)

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$2,012	$7,771
Accounts receivable - contracts, net	9,629,018	8,982,638
Prepaid expenses	947,912	1,078,529
Prepaid corporate income taxes	110,347	74,207
Deferred income tax assets	54,297	68,567
Other current assets	331,964	346,785
Total current assets	11,075,550	10,558,497
Property and equipment, net	271,448	407,320
Goodwill	3,991,605	3,969,249
Intangible assets, net	1,418,227	1,591,864
Other non-current assets	182,624	193,218
Total assets	$16,939,454	$16,720,148
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Bank overdraft	$386,527	$1,687,491
Note payable - line of credit	6,964,499	5,268,698
Note payable - promissory note	2,000,000	2,000,000
Capital leases payable, current portion	14,923	30,436
Accounts payable and accrued expenses	4,164,936	4,020,669
Accrued salaries and related liabilities	1,558,479	1,550,962
Other current liabilities	335,874	177,844
Total current liabilities	15,425,238	14,736,100
Long-term liabilities
Capital leases payable, net of current portion	--	1,889
Deferred income taxes	43,373	220,802
Other non-current liabilities	212,207	289,593
Total liabilities	15,680,818	15,248,384
Convertible preferred stock - $.01 par value, 10,000,000 shares authorized, 1,800 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively. Each share of convertible preferred stock has a liquidation preference of $0.01 per share plus all accrued but unpaid dividends	18	18
Common stock - $.01 par value, 50,000,000 shares authorized, 19,148,153 shares issued and outstanding as of June 30, 2008 and December 31, 2007, respectively	191,482	191,482
Additional paid-in capital	2,963,585	2,773,547
Accumulated deficit	(1,896,449)	(1,493,283)
Total stockholders’ equity	1,258,636	1,471,764
Total liabilities and stockholders’ equity	$16,939,454	$16,720,148

PARADIGM HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Contract Revenue
Service contracts	$7,262,691	$6,152,824	$14,309,218	$12,881,172
Repair and maintenance contracts	3,358,089	4,526,203	7,108,460	9,348,468
Total contract revenue	10,620,780	10,679,027	21,417,678	22,229,640
Cost of revenue
Service contracts	5,594,339	5,245,419	11,070,482	11,825,702
Repair and maintenance contracts	2,976,010	3,904,058	6,193,560	7,398,171
Total cost of revenue	8,570,349	9,149,477	17,264,042	19,223,873
Gross margin	2,050,431	1,529,550	4,153,636	3,005,767
Selling, general and administrative	2,046,832	1,682,102	4,203,987	3,115,020
Income (loss) from operations	3,599	(152,552)	(50,351)	(109,253)
Other (expense) income
Interest income	2,083	1,907	2,707	1,907
Interest expense	(240,381)	(359,789)	(505,990)	(564,287)
Other income (expense)	226	(6,918)	226	(6,918)
Total other expense	(238,072)	(364,800)	(503,057)	(569,298)
Loss from continuing operations
before income taxes	(234,473)	(517,352)	(553,408)	(678,551)
Benefit for income taxes	(68,796)	(196,192)	(150,242)	(254,889)
Loss from continuing operations	(165,677)	(321,160)	(403,166)	(423,662)
Loss from operations of discontinued
component, net of income tax benefits	--	--	--	(186,804)
Gain on sale of discontinued operations,
net of income taxes	--	--	--	78,216
Loss from discontinued operations, net of income taxes	--	--	--	(108,588)
Net loss	$(165,677)	$(321,160)	$(403,166)	$(532,250)
Dividends on preferred stock	45,000	--	90,000	--
Net loss attributable to common shareholders	$(210,677)	$(321,160)	$(493,166)	$(532,250)

Weighted average number of common shares:
Basic	19,148,153	19,019,871	19,148,153	19,611,631
Diluted	19,148,153	19,019,871	19,148,153	19,611,631

Basic and diluted net loss per common share:
Loss from continuing operations	$(0.01)	$(0.02)	$(0.02)	$(0.02)
Loss from discontinued operations	$--	$--	$--	$(0.01)
Net loss	$(0.01)	$(0.02)	$(0.02)	$(0.03)